  EXHIBIT 5.1

(214) 953-0053

 www.hallettperrin.com

July 19, 2021

MMEX Resources Corporation

3616 Far West Blvd., #117-321

Austin, Texas 78731

Ladies and Gentlemen:

We have acted as counsel to MMEX Resources Corporation, a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement, dated July 19, 2021 (the “Prospectus Supplement”), to the base prospectus, dated May 14, 2021 (the “Base Prospectus”), that forms a part of the registration statement on Form S-3 (Registration No. 333-255559) filed with the Commission on April 28, 2021, and declared effective by the Commission on May 14, 2021 (the “Registration Statement”). The Prospectus Supplement relates to the offer, issuance and sale of 170,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), warrants (the “Warrants”) to purchase an aggregate of 2,575,500 shares of Common Stock (the “Warrant Shares”), and pre-funded warrants (the “Pre-Funded Warrants”) to purchase an aggregate of 3,580,000 shares of Common Stock (the “Pre-Funded Warrant Shares”), pursuant to that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of July 15, 2021, by and between the Company and the purchaser named therein (the “Purchaser”). The Prospectus Supplement also relates to the issuance of warrants to affiliates of the Placement Agent (the “Placement Agent Warrants”) to purchase up to an aggregate of 337,500 shares of Common Stock (the “Placement Agent Warrant Shares”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of each natural person signing any document reviewed by us, the authority of each person signing in a representative capacity (other than the Company) any document reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us or filed with the Commission as conformed and certified or reproduced copies. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Shares have been duly authorized for issuance and upon due issuance and delivery in exchange for payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

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2. The Warrants and the Pre-Funded Warrants have been duly authorized for issuance and, upon due issuance and delivery in exchange for payment therefor in accordance with the terms of the Purchase Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. The Warrant Shares and the Pre-Funded Warrant Shares have been duly authorized for issuance and, upon due issuance and delivery in exchange for payment therefor in accordance with the terms of the Warrants and Pre-Funded Warrants, will be validly issued, fully paid and nonassessable.

4. The Placement Agent Warrants have been duly authorized for issuance and, upon issuance, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5. The Placement Agent Warrant Shares have been duly authorized for issuance and, upon due issuance and delivery in exchange for payment therefor in accordance with the terms of the Placement Agent Warrants, will be validly issued, fully paid and nonassessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. This letter is limited to matters governed by Chapter 78 of the Nevada Revised Statutes and by the laws of the State of Texas.

B. This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Hallett & Perrin, P.C.

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